CERTIFICATE OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GOLDEN WEST BREWING COMPANY, INC.

          Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware ("GCL"), the undersigned being the President and Secretary of Golden West Brewing Company, Inc. (the "Company" or the "Corporation") hereby affirm and certify that the following Amended and Restated Certificate of Incorporation of the Company has been approved by action of the Board of Directors of the Company in accordance with the provisions of Sections 141(f), of the GCL, that to date no shares of the Company have been issued, and that this Amended and Restated Certificate has been duly adopted in accordance with the provisions of Section 242 of the GCL, and that the following Amendment is in full force and effect. This Certificate of Amendment to Certificate of Incorporation shall be deemed effective as of December 30, 2003, subject to the requirements of the General Corporation Law of the State of Delaware.

ARTICLE I

NAME

          The name of the Corporation is Golden West Brewing Company, Inc.

ARTICLE II

TERM OF EXISTENCE

          The Corporation shall exist in perpetuity, from and after the date of filing the original Certificate of Incorporation with the Secretary of State of the State of Delaware, unless sooner dissolved or disincorporated according to law.

ARTICLE III

OBJECT, PURPOSES AND POWERS

          Section 1. General Objects and Purposes. To engage in any lawful activity as may from time to time be authorized by the Corporation's Board of Directors, which is not prohibited by law or by these Articles of Incorporation. To undertake such other activities as the Board of Directors may deem reasonable or necessary in the furtherance of the general or specific purposes and powers of the Corporation.

          Section 2. General Powers. Further, the Corporation shall have and may exercise all the rights, powers and privileges now or hereafter conferred upon Corporations organized under the laws of the State of Delaware and in addition may do everything necessary, suitable, proper for, or incident to, the accomplishment of any of these corporate purposes.

ARTICLE IV

CAPITAL STOCK

          Section 1. The total number of shares of capital stock which the Corporation shall have authority to issue is twenty million (20,000,000) shares of common stock having a par value of $.0001 each, and five million (5,000,000) shares of preferred stock having a par value of $.0001 each. All or any part of the capital stock may be issued by the Corporation from time to time and for such consideration and on such terms as may be determined and fixed by the Board of Directors, without action of the stockholders, as provided by law, unless the Board of Directors deems it advisable to obtain the advice of the stockholders. Said stock may be issued for money, property, services or other lawful considerations, and when issued shall be issued as fully paid and non-assessable. The private property of stock holders shall not be liable for Corporation debts.

          Section 2. The preferences and relative participating optional or other special rights and qualifications, limitations or restrictions of the common stock of the Corporation are as follows:

                     (a)           Dividends. Dividends may be paid upon the common stock, as and when declared by the Board of Directors, out of funds of the Corporation legally available therefor.

                     (b)           Payment on Liquidation. Upon any liquidation, dissolution and termination of the Corporation, and after payment or setting aside of any amount sufficient to provide for payment in full of all debts and liabilities of, and other claims against the Corporation, the assets shall be distributed pro rata to the holders of the common stock.

                     (c)           Voting Rights. At any meeting of the stockholders of the Corporation each holder of Common Stock shall be entitled to one vote for each share outstanding in the name of such holder on the books of the Corporation on the date fixed for determination of voting rights.

                     (d)           Majority Vote. The stockholders, by vote or concurrence of a majority of the outstanding shares of the Corporation entitled to vote on the subject matter, may take any action which would otherwise require a two-thirds (2/3) vote under the General Corporation Law of the State of Delaware.

                     (e)           Cumulative Voting. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

                     (f)           Preemptive Rights. Unless otherwise determined by the Board of Directors, no stockholder of the Corporation shall have preemptive rights to subscribe for any additional shares of stock, or for other securities of any class, or for rights, warrants or options to purchase stock for the scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

                     (g)           Restrictions on Sale or Disposition. All lawful restrictions on the sale or other disposition of shares may be placed upon all or a portion or portions of the certificates evidencing the Corporation's shares.

          Section 3. The preferred stock of the Corporation shall be issued in one or more series as may be determined from time to time by the Board of Directors. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular. All series shall be alike except that there may be variation as to the following: (1) the rate of distribution, (2) the price at and the terms and conditions on which shares shall be redeemed, (3) the amount payable upon shares for distributions of any kind, (4) sinking fund provisions for the redemption of shares, and (5) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion, and (6) voting rights except as limited by law.

ARTICLE V

REGISTERED OFFICE AND AGENT

          The address of the initial registered office of the Corporation in the State of Delaware is American Incorporators Ltd., 1220 North Market Street, Suite 606, Wilmington, Delaware 19801, County of New Castle. The name of the initial registered agent at such address is American Incorporators Ltd.

ARTICLE VI

DIRECTORS

          Section 1.  The business and affairs of this Corporation and the management thereof shall be vested in a Board of Directors consisting of at least one (1) but not more than ten (10) members. Directors need not be stockholders of the Corporation. The persons, together with their addresses, who shall act as Directors for the first year of existence of this Corporation and until their successors shall be duly elected and qualified will be:

John C. Power
Post Office Box 44
60 Sea Walk Drive
Sea Ranch, CA 95497

Brian Power
405 Shannon Drive
Vacaville, California 95688

John Pluth
316 Lawrence Lane
Yreka, California 96097

          Section 2.  The number of directors may be increased or decreased from time to time, within the limits stated above, by action of the majority of the whole Board of Directors.

          Section 3.  The election of directors need not be by written ballot.

          Section 4.  The Board of Directors shall have the power to adopt, amend or repeal the By-Laws of the Corporation.

ARTICLE VII

INDEMNIFICATION AND LIABILITY OF DIRECTORS

          Section 1. The Corporation shall indemnify to the fullest extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment or repeal of this Section 1 of Article VII shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

          Section 2. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Section 2 of Article VII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

          Section 3. In furtherance and not in limitation of the powers conferred by statute:

                     (a)           the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify against such liability under the provisions of law; and

                     (b)           the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

ARTICLE VIII

INCORPORATORS

          The name and address of the incorporator is:

Nicole Saunders
Suite 606
1220 N. Market St.
Wilmington, DE 19801

          The powers of the incorporator terminated upon the filing of the original Certificate of Incorporation.

          IN WITNESS WHEREOF, said Golden West Brewing Company, Inc. has caused this Certificate of Amended and Restated Certificate of Incorporation to be duly executed by its President and attested by its Secretary, this _____ day of _______________, 2004.
Golden West Brewing Company, Inc.
ATTEST:
_________________________________ John Pluth, Secretary	By:__________________________ Brian Power, President